November 1, 2000


Jefferson Pilot Financial Insurance Company
One Granite Place
Post Office Box 515
Concord, New Hampshire 03301

Gentlemen:

This opinion is furnished in connection with the registration by Jefferson Pilot Financial Insurance Company ("JP Financial") on Form S-6 ("Registration Statement") of interests in JPF Separate Account A ("Separate Account A") under its Ensemble EXEC flexible premium variable life insurance policy (the "Policy").

I am familiar with the terms of the Policy, the Registration Statement and the Exhibits thereto. In my opinion:

1. The illustrations of death benefits, accumulation value and surrender value for the Policy in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

         The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to prospective purchasers of the Policy for non-smoker standard risk males age 40 than to prospective purchasers of the Policy for males at other ages or in other underwriting classes or for females. The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

2. The illustrations of death benefits, accumulation value and surrender value for the Policy, based on the net return of the twenty divisions of the Separate Account and the assumptions stated within the examples, are consistent with the provisions of the Policy.
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November 1, 2000
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         The illustrations in Appendix A have not been designed so as to make the relationship between premiums and benefits appear disproportionately more favorable to prospective purchasers of the Policy for non-smoker standard risk males age 40 than to prospective purchasers of the Policy, males at other ages or in other underwriting classes or for females. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

3. The illustrations set forth in appendix A of the prospectus contain both the current and guaranteed rates of cost of insurance charges to be used for those Policies for non-smoker standard risk males of illustrated ages.

These rates have not been designed so as to make the relationship between current and guaranteed rates appear disproportionately more favorable to prospective purchasers of Policies for the ages illustrated than for males of other ages of underwriting classes for females. The particular rates shown were not selected because they were more favorable than for males of other ages or underwriting classes or for females. The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,

/s/ Richard C. Dielensnyder
----------------------------------
Richard C. Dielensnyder, FSA, MAAA
Vice President


/RCD